Exhibit (h)(115)

FUND OF FUNDS INVESTMENT AGREEMENT

THIS AGREEMENT, dated as of January 19, 2022, is made between the Acquiring Fund (the “Acquiring Fund”), and the Acquired Fund (“Acquired Fund,” and together with the Acquiring Fund, the “Funds”), listed on Schedule A.

WHEREAS, each Fund is registered with the U.S. Securities and Exchange Commission (“SEC”) as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, Section 12(d)(1)(A) of the 1940 Act limits the extent to which a registered investment company may invest in shares of other registered investment companies (“Section 12(d)(1)(A) Limits”); Section 12(d)(1)(B) of the 1940 Act limits the extent to which a registered investment company, its principal underwriter or registered brokers or dealers may knowingly sell shares of such registered investment company to other investment companies; and Section 12(d)(1)(C) of the 1940 Act limits the extent to which an investment company may invest in the shares of a registered closed-end investment company (“Closed-End Fund”);

WHEREAS, Rule 12d1-4 under the 1940 Act, as interpreted or modified by the SEC or its staff from time to time (the “Rule”), permits registered investment companies, such as the Acquiring Fund, to invest in shares of other registered investment companies, such as the Acquired Fund, in excess of the limits of Sections 12(d)(1)(A) and (C) of the 1940 Act, subject to compliance with the conditions of the Rule; and

WHEREAS, the Acquiring Fund may, from time to time, invest in shares of one or more Acquired Funds in excess of the limitations of Section 12(d)(1)(A) of the 1940 Act in reliance on the Rule;

NOW THEREFORE, in accordance with the Rule, the Acquiring Fund and the Acquired Fund desire to set forth the following terms pursuant to which the Acquiring Fund may invest in the Acquired Fund in reliance on the Rule:

1.	Terms of Investment

(a)          In order to help reasonably address the risk of undue influence on an Acquired Fund by the Acquiring Fund, and to assist the Acquired Fund’s investment adviser with making the required findings under the Rule, the Acquiring Fund and each Acquired Fund agree as follows:

(i) In-kind redemptions. The Acquiring Fund acknowledges and agrees that, if and to the extent consistent with the Acquired Fund’s registration statement, as amended from time to time, the Acquired Fund may honor any redemption request partially or wholly in kind in the sole discretion of the Acquired Fund (which discretion of the Acquired Fund shall include the selection of portfolio securities to distribute in kind), even where such Acquired Fund does not ordinarily satisfy redemption requests in kind.

(ii) Timing/advance notice of redemptions.

For all Acquired Funds other than ETFs: The Acquiring Fund will use reasonable efforts to spread large redemption requests that exceed a specified portion of an Acquired Fund’s total outstanding shares, as reflected in Schedule A (“Redemption Threshold”), over multiple days or to provide advance notification of redemption requests to the Acquired Fund whenever practicable and only if consistent with the Acquiring Fund’s best interests. The Acquired Fund acknowledges and agrees that any notification provided pursuant to the foregoing is not a commitment to redeem and constitutes an estimate that may differ materially from the amount, timing and manner in which a redemption request is submitted, if any.

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(iii) Scale of investment. Upon reasonable request by an Acquired Fund, the Acquiring Fund will provide summary information regarding the anticipated timeline and scale of its contemplated investment in the Acquired Fund.

(b)          In order to assist the Acquiring Fund’s investment adviser with evaluating the complexity of the structure and fees and expenses associated with an investment in an Acquired Fund, each Acquired Fund shall provide the Acquiring Fund with information on the fees and expenses of the Acquired Fund, as reasonably requested by the Acquiring Fund with reference to the Rule.

2.	Representations of the Acquired Fund

(a)          In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the Section 12(d)(1)(A) Limits, the Acquired Fund agrees to: (i) comply with all conditions of the Rule applicable to Acquired Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquiring Fund if the Acquired Fund fails to comply with the Rule or this Agreement.

(b)          Prior to an Acquired Fund’s initial acceptance of any subscription or investment from an Acquiring Fund in excess of the limit in Section 12(d)(l)(A)(i) pursuant to the terms of this Agreement, the Acquired Fund shall provide written confirmation to the Acquiring Fund that the Acquired Fund’s investment adviser has made all findings required on behalf of the Acquired Fund in accordance with the Rule.

3.	Representations of the Acquiring Fund

(a)          In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the Section 12(d)(1)(A) Limits, the Acquiring Fund agrees to: (i) comply with all conditions of the Rule applicable to Acquiring Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquired Fund if the Acquiring Fund fails to comply with the Rule or this Agreement.

(b)          An Acquiring Fund shall promptly notify an Acquired Fund:

(i) Of any purchase or acquisition of shares in an Acquired Fund that causes such Acquiring Fund to hold 3% or more of such Acquired Fund’s total outstanding voting securities;

(ii) Of any purchase or acquisition of shares in an Acquired Fund that causes such Acquiring Fund to hold 5% or more of such Acquired Fund’s total outstanding voting securities; and

(iii) If, at any time, an Acquiring Fund no longer holds voting securities of an Acquired Fund in excess of an amount noted in (i) or (ii) above.

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(c)          Notwithstanding anything herein to the contrary, the Acquiring Fund will (a) not make any new investment in an Acquired Fund that causes the Acquiring Fund to hold 5% or more of such Acquired Fund’s total outstanding voting securities without prior approval from the Acquired Fund, such approval being subject to the Acquiring Fund providing a list of the Acquiring Fund’s “affiliated persons” (as defined in the 1940 Act) and any additional information as may be reasonably requested by the Acquired Fund, and (b) notify the Acquired Fund if any investment by the Acquiring Fund that complied with (a) at the time of purchase now accounts for 5% or more of the Acquired Fund’s total outstanding voting securities due to routine redemption activity, tender offers or other circumstances.

(d)          Prior to the Acquiring Fund’s initial investment in an Acquired Fund in excess of the limit in Section 12(d)(l)(A)(i) pursuant to the terms of this Agreement, the Acquiring Fund shall provide written confirmation to the Acquired Fund that the Acquiring Fund’s investment adviser has made all findings and evaluations required on behalf of the Acquiring Fund in accordance with the Rule.

4.	Indemnification

(a)          The Acquiring Fund agrees to hold harmless and indemnify each corresponding Acquired Fund, including any of its principals, directors or trustees, officers, employees and agents, against and from any and all losses, expenses or liabilities incurred by, or claims or actions (“Claims”) asserted against, the Acquired Fund, including any of its principals, directors or trustees, officers, employees and agents, to the extent such Claims result from a violation by the Acquiring Fund of any provision of this Agreement, such indemnification to include any reasonable counsel fees and expenses incurred in connection with defending such Claims; provided that the Acquiring Fund shall not be liable for indemnifying any Acquired Fund for any Claims resulting from violations that occur directly as a result of incomplete or inaccurate information provided by the Acquired Fund to the Acquiring Fund pursuant to terms and conditions of this Agreement.

(b)          Each Acquired Fund agrees to hold harmless and indemnify the Acquiring Fund, including any of its principals, directors or trustees, officers, employees and agents, against and from any and all losses, expenses or liabilities incurred by, or Claims asserted against, the Acquiring Fund, including any of its directors or trustees, officers, employees and agents, to the extent such Claims result from a violation by such Acquired Fund of any provision of this Agreement, such indemnification to include any reasonable counsel fees and expenses incurred in connection with defending such Claims; provided that no Acquired Fund shall be liable for indemnifying the Acquiring Fund for any Claims resulting from violations that occur directly as a result of incomplete or inaccurate information provided by the Acquiring Fund to such Acquired Fund pursuant to terms and conditions of this Agreement.

5.	Notices

All notices, including all information that either party is required to provide under the terms of this Agreement and the Rule, shall be in writing and shall be delivered by registered or overnight mail, facsimile or electronic mail to the address for each party specified below:

If to the Acquiring Fund:	If to the Acquired Fund:
Dawn Cotten, President	Eaton Vance Mutual Funds
Financial Investors Trust	Attn: Secretary of the Funds
1290 Broadway, Suite 1000	Two International Place
Denver, CO 80203	Boston, MA 02110

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6.	Term and Termination; Assignment; Amendment

(a)          This Agreement shall be effective for the duration of the Acquired Fund’s and the Acquiring Funds’ reliance on the Rule. While the terms of the Agreement shall only be applicable to investments in Funds made in reliance on the Rule, the Agreement shall continue in effect until terminated pursuant to Section 6(b).

(b)          This Agreement shall remain in effect until terminated in writing by either party upon 60-days’ notice to the other party. Upon termination of this Agreement, the Acquiring Fund may not purchase additional shares of an Acquired Fund beyond the Section 12(d)(1)(A) Limits in reliance on the Rule.

(c)          This Agreement may not be assigned by either party without the prior written consent of the other party.

(d)          This Agreement may be amended only by written instrument that is signed by each affected party.

(e)          Schedule A to this Agreement may be amended from time to time to add or remove Acquiring Funds and Acquired Funds only by written instrument that is signed by each affected party.

(f)          In an action involving the Acquiring Fund under this Agreement, the corresponding Acquired Fund agrees to look solely to the Acquiring Fund that is involved in the matter in controversy and not to any other Acquiring Fund or series of the Acquiring Fund.

(g)          In an action involving any Acquired Fund under this Agreement, the Acquiring Fund agrees to look solely to the Acquired Fund that is involved in the matter in controversy and not to any other Acquired Fund or series of the Acquired Fund.

(h)          With respect to each Fund that is a Massachusetts business trust or series thereof, as reflected in Schedule A, a copy of its Declaration of Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that no trustee, officer, employee, agent, employee or shareholder of such Fund shall have any personal liability under this Agreement, and that this Agreement is binding only upon the assets and property of such Fund.

*    *    *    *    *

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 IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ACQUIRED FUND

/s/ James Kirchner (Jan 11, 2022 09:30 EST)	James Kirchner
Name: James Kirchner	Print Name
Title: Treasurer

ACQUIRING FUND

Dawn Cotten, President Financial Investors Trust 1290 Broadway, Suite 1000 Denver, CO 80203	Print Name

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 IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ACQUIRED FUND

Name: James Kirchner	Print Name
Title: Treasurer

ACQUIRING FUND

/s/Dawn Cotten	Dawn Cotten
Dawn Cotten, President Financial Investors Trust 1290 Broadway, Suite 1000 Denver, CO 80203	Print Name

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SCHEDULE A

List of Funds to Which the Agreement Applies

Acquiring Funds	Acquired Funds	Redemption Thresholds
Highland Resolute Fund	Parametric Volatility Risk	2%
(RMRGX)	Premium – Defensive Fund
	(EIVPX)

* Denotes a Fund that is organized as a Massachusetts business trust (or a series thereof).

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